EXHIBIT 99.1

FOR IMMEDIATE RELEASE

David Hastings

Executive Vice President and Chief Financial Officer

(302) 498-6883

Incyte Completes Sale of an Additional $50 Million of

Convertible Subordinated Notes

Wilmington, DE—March 8, 2004—Incyte Corporation (Nasdaq: INCY) today announced that it issued an additional $50 million of its 3- 1/2% Convertible Subordinated Notes due 2011 pursuant to the exercise of the option granted to the initial purchasers of the notes. With this option exercise, Incyte has sold $250 million aggregate principal amount of notes in a private placement to qualified institutional buyers.

The notes are convertible into Incyte common stock at an initial conversion price of approximately $11.22 per share. Incyte may redeem the notes beginning February 20, 2007.

As previously stated, Incyte intends to use the net proceeds of this offering for general corporate purposes, including repayment of outstanding debt.

This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933 or applicable state securities laws and, unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

Except for the historical information contained herein, the matters set forth in this press release, such as statements as to the expected use of net proceeds, are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including general market conditions that may affect Incyte’s proposed repayment of outstanding debt, developments affecting Incyte’s research and development activities, and other risks detailed from time to time in Incyte’s SEC reports, including its Current Report on Form 8-K filed with the SEC on February 12, 2004. Incyte disclaims any intent or obligation to update these forward-looking statements.